Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use of our report dated April 15, 2014 on the consolidated financial statements of Health Revenue Assurance Holdings, Inc. and Subsidiaries as of December 31, 2013 and 2012 and for each of the two-years in the period ending December 31, 2013, included herein on the registration statement of Health Revenue Assurance Holdings, Inc. Post-Effective Amendment No. 1 to Form S-1, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.
Boca Raton, Florida
April 30, 2014